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Remarks by Duane Ackerman
Chairman and CEO
BellSouth Corporation
At Telecom Next
Wednesday, March 22, 2006
Las Vegas, NV
Good morning.
As I look out at this audience, I see that Telecom Next has brought together the best and the brightest in the industry to envision the future of communications.
I am reminded of another convention where architects of the future came together...one that was held at the founding of our nation.
During the Constitutional Convention, George Washington was presiding from a chair that was decorated with a design of a sun poised low on the horizon. Looking at the design during the long and sometimes discouraging sessions, some of the delegates had wondered aloud whether it was a rising or a setting sun. At the close of that history-making convention, Benjamin Franklin said, “We now know that it is a rising sun and the beginning of a great new day!”
After a decade of change and sometimes turmoil, we now know that we are at the beginning of a great new day for communications in America.
The industry’s direction is now clear. We’re shifting from wireline to wireless... from narrowband to IP broadband... and convergence has finally moved out of the ether and into the light.
I see an industry ready to bring it all together for customers with more speed, simplicity and reliability. We are breaking through innovation barriers and building better, faster networks. And as we do, we see vast benefits flowing to consumers and businesses.
To help turn this promise into reality, AT&T and BellSouth are joining together to create a new company for a new day.
This merger is the right opportunity for our companies and I believe for our country.
By combining our wireless, wireline and IP services over a single global network, we will speed up innovation. We will speed up and enhance competition. Employees will build on our shared commitment to service. And in this capital-intensive business, we will have the scale and the efficiencies to deliver the communications of the future faster.

So what’s on the horizon for customers?
An ever-expanding Internet that helps Americans learn more... create more... and live better...
Smart home networks that run our houses so that we have more time to run our families.
Interactive TV that puts the customer in charge of content and features.
Seamless wireline/wireless integration that works from the home...to the office... and on the road.
And perhaps most importantly, if we are to make this world a reality... easy-to-use products that manage the complexity of technology, so users don’t have to.
Beyond these benefits, we have the opportunity to deliver mission critical applications in education, healthcare, and government that can save lives and save dollars.
Think of students displaced by hurricanes being able to continue their education and take online courses.
Think of your child downloading an episode of NOVA for a book report on space travel.
Think of your diabetic relative not spending hours in a waiting room, but instead being monitored remotely in the comfort of their home. Disease management over virtual private networks can lower costs and improve the quality of care for thousands of patients.
Hurricane season is less than 100 days away. Think about applications that can help in disaster response and recovery. Like the government’s ability to collect, analyze and visually represent data in real time. ...Or emergency responders sending live video feeds from a camera mounted on their helmets back to a central command position.
Whether we’re responding to a storm or a terrorist attack, broadband is now an indispensable asset to our way of life.
Americans are ready for these benefits. Just think about how much the marketplace has changed over the last decade.
The web now weaves together one billion human minds and all the ideas and knowledge they contain.

Data traffic on the Internet continues to explode.
At the same time, the price performance of processing and storing data has improved exponentially.
More customers in the United States now use broadband rather than narrowband.
More people now subscribe to wireless than wireline.
And the number of VoIP subscribers in the United States more than tripled last year.
Customers now have access to Internet speeds that continue to race ahead.
BellSouth has focused on getting the network ready for wherever customers want to go. We’ve built one of the most advanced fiber and DSL networks in the industry.
Fifty percent of our households will have access to 12 to 24 megabits of speed by the end of 2007. That translates into 70 percent of the households in our top 30 markets.
We’re also expanding the reach of our wireline network with wireless broadband services. And Cingular has launched its UMTS broadband service in 16 markets so far, and plans to be in the majority of the top 100 markets by the end of this year.
The industry is clearly transforming itself for the changing needs of customers, and we’re finally at the tipping point of enabling the seamless convergence that the visionaries anticipated years ago.
But even though the industry has come far, the truth is we’re just getting started.
Our appetite for bandwidth and the pace of technology will keep growing. Today’s Internet will not meet tomorrow’s demand. Applications from entertainment and gaming... to VoIP... to those mission critical services that are fundamental to our economy...all will require more bandwidth and more security. As broadband becomes the foundation for our entire economy... speed, security and reliability will become increasingly important to all markets.
So what are some of the steps that will move the industry forward into the new day of communications?
We have to make technology work for people...how they need it, where they need it, when they need it.

We have to build the next generation networks that can handle the huge flows of data. We have to develop the integrated capabilities to bring it all together for customers—and we have to do it in a way that is profitable for our owners.
In this capital-intensive business, bringing it all together for customers will take investment. The challenge for communications companies is that as the life cycle of technology has sped up....so has the cycle for a return on investment.
That’s another reason why we believe our merger with AT&T is a critical next step in the communications industry. The combination creates economies of scale that will enable us to invest in new technology and benefit from the substantial cost-efficiencies the merger creates.
By combining the innovative culture of AT&T with BellSouth’s state-of-the-art fiber and DSL networks, customers will see faster and more economic deployment of next-generation IP networks. Businesses stand to benefit from the combination of AT&T’s national and global network with BellSouth’s local expertise. And government, including military and national security agencies, will get the benefit of having a U.S.-based provider of integrated services to respond to their needs anywhere in the world.
But to keep up with change will take more.
It will take all of us working together across industry boundaries ...from service providers...to equipment manufacturers...and software makers...
I know that some of you vendors out there are wondering what all this means for your businesses?
The answer is straightforward. There will continue to be a great need for creative partners in this new world.
The merger will create a strong competitor to the cable industry and speed up more choices for customers. Demand for innovative products will grow on a global scale.
In fact, I believe bringing it all together will take a whole new level of cooperation. No single provider can develop all the integrated services customers want. Nor can any one company ensure security and reliability. It will be more important than ever before that we work together.
That means rapidly developing the unified, intelligent framework that makes applications easier to use across networks and devices. IMS is important as that powerful middle layer that shields complexity from the user and enables simplicity and customization.

In the early days of building SS7 and AIN into the local network, it wasn’t clear what profitable services those architectures would deliver, but they became powerful enablers. IMS is to the future what common channel signaling and AIN were to the local network 20 years ago.
Let’s build it and make it work.
We also have to ask the question: As we shift to new technology, how do we keep our networks secure and reliable?
For the last few years, I’ve had the opportunity to chair NSTAC, a committee that advises the administration on national security issues as they relate to telecommunications. And one of the challenges I see is ensuring network reliability as more and more critical data travels over this vast system of networks and devices.
Our security now depends not only on the two billion miles of physical circuits, but also the integrity and configuration of software and hardware. Next generation networks can’t just be as good as traditional networks, they have to be better...more hardened to physical and cyber attacks... than traditional networks. Customer and public expectations continue to rise, so in this new world we have to hold ourselves to an ever- higher standard.
Which brings me to the last step forward I want to touch on this morning. ... And it’s a message to policymakers.
Keep building on that pro-innovation momentum you’ve created in recent years! Keep the Internet free from regulation.
If America is to enjoy an ever-expanding Internet, providers have to be able to manage their networks according to the needs of customers.
Let me be clear. Managing our networks is not about controlling where people go on the Internet. Why would we want to violate our customers’ trust? It wouldn’t take long for the market to punish us. Customers would simply take their business elsewhere.
This is about managing the growing volumes of data on our network. It’s about ensuring the quality of service a customer paid for. It’s about delivering the greatest Internet experience to the greatest number of people for the lowest cost.
The business models underlying capital-intensive networks...whether it’s telecom, cable or electric power...have always used differentiated pricing, based on a range of customer needs. And that business model needs to apply to new technology.

If we stay the course, we will create an Internet that is more open and more affordable for more people. And we will have the capital to make sure that the sun keeps rising on American innovation.
This is the beginning of a great new day for communications. And in this room are the visionaries and architects who will build that future.
As we continue to move forward into this new day, I want to leave you with a factoid from a book by the inventor and futurist Ray Kurzweil.
It took two billion years from the origin of life to the formation of cells, but only fourteen years from the PC to the World Wide Web.
It makes me wonder...Where will we go next? And how fast will we get there?
The whole story of life on this planet has been about adapting to an ever-faster rate of change. Communications technology has become an indispensable part of that story.
From the time that man first sent smoke signals into the sky to right now when one billion minds connect over networks we have sought better and faster ways of communicating. The connection to the home is no longer “a phone line.” It’s a connection to the human experience. And with every connection we light a new spark of possibility.
Kurzweil estimates that the rate of progress is doubling every decade and that the 21st Century will see almost a thousand times greater technological change than the 20th Century.
Time will tell if that prediction is right. But it’s clear that technology will continue to change our industry ...and our world... in surprising and rapid ways.
Our job is to lead our customers and our nation forward...
To keep pushing those innovation barriers ...to keep building better and faster networks... and to make technology work for people...how they need it, where they need it, when they need it.
And what’s so wonderful about this is that this is just the beginning.
Thank you, and enjoy the rest of TelecomNext!
NOTE: In connection with the proposed merger, AT&T intends to file a registration statement on Form S-4, including a joint proxy statement of AT&T and BellSouth, and AT&T and BellSouth will file other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement, including the joint proxy statement (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration and joint proxy statement, when they become available, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained for free from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants will be included in the registration and joint proxy statement, and the other relevant documents filed with the SEC when they become available.